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                                                                    EXHIBIT 10.3

SAN ANTONIO ISD

Estimated Value of Contract: $680,000

Scope of Contract: Annual Contract exclusively

San Antonio Independent School District
463 Holmgreen Road Bldg.
E San Antonio, Texas  7X220
Telephone (210) 359-8996  Fax (210) 359-9038
SAISD Technical Support Hotline(210)337-1224(Hours:8:00-4:00)

MICROCOMPUTER TECHNOLOGY SERVICES DIVISION BOARD OF EDUCATION
MARGARET MERELES
President
JULIAN H TREVINO

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Vice President
THOMAS D. GAFFNEY
To: Principals
MARY ESTHER BERNAL
Department Heads Assistant Secretary
THOMAS C. LOPEZ

Campus Technology Coordinators Member
Member
From: Patricia Holub, Senior Analyst Microcomputer Resources
SYLVIA WARD
VIA: Dr. James Parlett, Technology Steward
Superintendent
Date: November 18, 1997

Subject: Bid No .: 97- 139
Title: Catalog, Bid for Microcomputers and Network File Servers
Approved: November 17. 1997
Expiration: November 16. 1998

Catalog bids were awarded for the purchase of Microcomputers and Network File Servers by the SAISD School Board on November 17, 1997. The discounts offered off of the catalog list prices are good for one year from the date of the bid award and apply to the current published catalog or price list by the vendor. All workstations and file servers bid are listed on the Microsoft Hardware Compatibility List. All vendors bidding are listed with the General Services Commission as a Qualified Information Systems Vendor.

If you have budgeted funds for "D.P. Equipment" (6649), prepare a purchase request (AB-16) with the proper signature and forward it to the Technology Office.

According to the contractual agreement, bid 97-139, the following is to be provided with each purchase: Service Campuses may be placed on the mailing list for any or all of the individual vendors awarded the bid by contacting the vendor and requesting this service. Campuses may also be removed from the mailing list in the same manner.

Delivery is included in the cost of all items bid. All vendors offer setup service for the workstations and File servers bid. Some vendors bid this cost separately from the cost of the computer as indicated on the attachment. The district is required to purchase the on-site setup for any workstation or file server if this cost is listed separately.


All workstations purchased are delivered with the following: Microsoft Windows 95 CD-ROM and documentation, Microsoft Office 97 CD-ROM and documentation and an operating manual.
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System Configuration

All equipment delivered must be new. No refurbished or previously used equipment is allowed.

All workstations are delivered with the following software installed: Microsoft Windows 95, Microsoft Office97 (including Microsoft Word, Excel, Access and PowerPoint), and McAfee Antivirus Software.

The minimal configuration of workstations bid is listed. Several vendors bid extensive catalogs listing workstations of several different configurations. Any workstation purchased must meet at least these minimal configuration requirements:

Pentium 200 MHz MMX motherboard with an Intel Processor.

2 1/2 GB hard disk drive 3 1/2" floppy disk drive

Enhanced keyboard with additional Windows 95 hot keys

PCI video card with 4 MB RAM

SVGA color 15 " monitor

Mouse

32 MB of memory (RAM)

Sound Card

16x internal CD-ROM drive

PCI 10/100 10 Base-T Ethernet Card

Warranty


All vendors offer a three-year on-site warranty, parts and labor, with pickup and delivery service Some vendors bid tile warranty cost separately from the cost of the computer as indicated on the attachment. The district is required to purchase the three-year warranty for any workstation or file server if this cost is listed separately.


To ensure that you, as a customer, receive the best possible service, please note that you are obligated to do the following:
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Be prepared for the delivery of any equipment ordered by clearing an appropriate space with access to electrical power. If the receiver of the equipment at your campus denies setup service at the time of delivery the vendor is not required to return to that site to perform the setup unless special arrangements are made.

Retain paperwork on your equipment purchase. Ideally you should create a warranty file with copies of paperwork (AB16s, invoices, etc.) on your purchase. Proof of purchase is always required before any warranty repair can be performed. This is the only way we can ensure that any repairs performed to equipment during the warranty period is not charged to you.


If you need assistance, or if any of the above services and/or items are not provided with your purchase, please contact the Technology Support's Microcomputer Technology Services Division (MTSD) at 359-8996. Please post a copy of this letter and retain the original letter on file for future reference.
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January 7, 1998



Ms. Patricia Parker
Purchasing Manager
Texas Workers' Compensation Commission
Southfield Building, Room 106, MS-72
4000 South IH-35
Austin, TX 78704-7491

Dear Ms. Parker:

Unisys is pleased to be selected by Micro-Media Solutions, Inc. (MSI) as a technology and service partner for the Local Area Network (LAN) and Wide Area Network (WAN) projects.

Our vast experience with complex projects ensures that the MSI and Unisys project team will have the necessary skills to integrate the hardware and software components of the proposed solution into a cohesive system for the Texas Workers' Compensation Commission. Unisys will be responsible for providing various systems h1tegration and implementation for the network portion of this project. MSI and Unisys have proposed products and services that will help you successfully implement the project, and we are prepared to coml11it the resources and expertise of our company to see the project to a successful conclusion.

We are looking forward to the opportunity of becoming your solution and technology provider. As MSI is the prime contractor for this engagement, please refer any questions or requests to Ms. Karla Gonzales, MSI Government Sales, at
(512) 476-6925

Sincerely,

/s/ Paul R Hall
Paul R. Hall
Network Sales Representative